EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

GOOGLE CAPITAL 2016, L.P.

By:	Google Capital 2016 GP, L.L.C. its General Partner

By:	/s/ Jeremiah Gordon
Name:	Jeremiah Gordon
Title:	General Counsel and Secretary

GOOGLE CAPITAL 2016 GP, L.L.C.

By:	/s/ Jeremiah Gordon
Name:	Jeremiah Gordon
Title:	General Counsel and Secretary

GOOGLE INC.

By:	/s/ Christine Flores
Name:	Christine Flores
Title:	Assistant Secretary

ALPHABET INC.

By:	/s/ Christine Flores
Name:	Christine Flores
Title:	Assistant Secretary